Exhibit 10(iii)(A)(7)

THE INTERPUBLIC GROUP OF COMPANIES, INC. 2009 PERFORMANCE INCENTIVE PLAN

COMBINED RESTRICTED STOCK UNIT AND PERFORMANCE CASH AWARD AGREEMENT

THE INTERPUBLIC GROUP OF COMPANIES, INC., a Delaware corporation (the “Company”), hereby grants to the Participant named below Restricted Stock Units (“RSUs”), payable in cash and/or shares, based on the value of the corresponding number of shares of the Company’s common stock (the “Shares”) and a Performance Cash Award to be settled in cash and/or Shares (collectively, the “Combined Award”). The terms and conditions of the Combined Award are set forth in this Award Agreement (the “Agreement”) and in The Interpublic Group of Companies, Inc. 2009 Performance Incentive Plan (the “Plan”), which is attached hereto as Exhibit A.

RESTRICTED STOCK UNIT AWARD AGREEMENT

Date of Award	Participant’s Name
Number of RSUs
Vesting of RSUs	[Vesting criteria to be inserted, which may include vesting upon satisfaction of performance criteria determined by the Committee. Except as set forth in the Plan, vesting shall not occur during the first year following the Date of Grant.]
Payment Date	Subject to the vesting conditions set forth herein and the terms of the Plan, the payment date shall occur during the calendar year prescribed by Section 6(f) of the Plan, no later than March 15th of such calendar year.

PERFORMANCE CASH AWARD AGREEMENT

Date of Award	< >	Participant’s Name < >
Target Amount to be Paid Upon Vesting Refer to Award Letter from Interpublic.
Performance Period	through .
Vesting Date

Subject to the terms of the Plan and the paragraph below, the scheduled vesting date is the              anniversary of the date of this Performance Cash Award, as set forth above, or such later date as specified in the following paragraph.

Notwithstanding any other provision of this Agreement, if the audit of the Company’s consolidated financial statements for the years included in the Performance Period (the “Audited Financials”) has not been completed more than fifteen (15) days before the vesting date set forth above, the vesting date shall be delayed until the earlier of (i) the thirtieth (30th) day after the completion of the Audited Financials for the years included in the Performance Period or (ii) the date the Actual Payment (as defined below) is made. Except as otherwise provided in the Plan, any portion of this Performance Cash Award that is not vested on the date the Participant ceases to be an employee of the Company and its Affiliates shall be forfeited.

Actual Payment Amount	The “Actual Payment” (to the extent vested) shall be between 0 and 2 times the “Target Amount to be Paid Upon Vesting,” as determined by the Committee based on the achievement of the Performance Criteria described in the in the Award Letter from Interpublic. [Form of Actual Payment Amount may be made in cash, Shares, or a combination as prescribed in Section 8(b) of the Plan].
Payment Date	Subject to the vesting conditions set forth herein and the terms of the Plan, the payment date shall occur during the calendar year prescribed by Section 8(b) of the Plan, no later than March 15th of such calendar year.

Please review the remaining pages of this Agreement and the Plan document, and execute the Agreement where indicated on page 4.

THE INTERPUBLIC GROUP OF COMPANIES, INC. 2009 PERFORMANCE INCENTIVE PLAN

COMBINED RESTRICTED STOCK UNIT AND PERFORMANCE CASH AWARD AGREEMENT

The following terms and conditions supplement the terms of the Plan:

Amount of RSU Payment	Payment of vested RSUs shall be made at the time set forth in the cover page. The amount of the payment shall be equal to the fair market value on the payment date of one Share multiplied by the number of the Participant’s RSUs. For purposes of the preceding sentence, the fair market value of one Share shall be the closing price of a Share on the last trading day immediately preceding the payment date. [Form of payment for the vested RSUs may be made in cash, Shares or a combination.]
Dividends	This Award confers no rights on the Participant as a shareholder of the Company. Accordingly, the Participant is not entitled to any dividends with respect to RSUs.
Tax Withholding	As set forth in the Plan, the Company may be required to withhold income and employment taxes with respect to this Award. In any event, the Participant remains responsible at all times for paying any income and employment taxes with respect to this Award. If the Participant relocates to another country, the Participant is responsible for notifying the Company of such relocation and is responsible for compliance with all applicable tax requirements. Neither the Company nor any of its affiliates are responsible for any liability or penalty relating to taxes (including excise taxes) on compensation (including imputed compensation) or other income attributed to the Participant (or a Beneficiary) pursuant to this Agreement, whether as a result of the Participant failing to make timely payments of tax or otherwise.

ADDITIONAL TERMS AND CONDITIONS OF PERFORMANCE CASH AWARD

Achievement of Performance Criteria	Subject to the terms of the Plan, the Committee shall have sole and exclusive discretion to determine whether and the extent to which the applicable Performance Criteria have been achieved, and the corresponding amount that is payable pursuant to this Performance Cash Award. Except in the case of death, Disability, or a Change of Control, no payment shall be made pursuant to this Performance Cash Award before the Committee has certified in writing that the Performance Criteria and all other material terms of this Award have been satisfied.
Withholding	As set forth in the Plan, the Company may be required to withhold income and employment taxes when the Award is paid to the Participant. The Participant remains responsible at all times for paying any income and employment taxes with respect to this Award. If the Participant relocates to another country, the Participant is responsible for notifying the Company of such relocation and is responsible for compliance with all applicable tax requirements. Neither the Company nor any of its affiliates are responsible for any liability or penalty relating to taxes (including excise taxes) on compensation (including imputed compensation) or other income attributed to the Participant (or a Beneficiary) pursuant to this Agreement, whether as a result of the Participant failing to make timely payments of tax or otherwise.

CONSTRUCTION AND INTERPRETATION OF COMBINED AWARD AGREEMENT

This Agreement and the Plan shall be construed and interpreted by the Committee, in its sole discretion. Any interpretation or other determination by the Committee (including, but not limited to, correction of any defect or omission and reconciliation of any inconsistency in the Agreement or the Plan) shall be binding and conclusive.

This Agreement, the Award Letter from Interpublic, and the terms of the Plan constitute the entire understanding between the Participant and the Company and its Affiliates regarding this Combined Award. Any prior agreements, commitments, or negotiations concerning this Combined Award are superseded.

The terms of the Plan are incorporated herein by reference. All capitalized terms that are not defined in this Agreement have the meanings set forth in the Plan. Except as expressly provided herein, in case of any conflict between this Agreement and the Plan, the terms of the Plan shall control.

THE INTERPUBLIC GROUP OF COMPANIES, INC.

Fabrizio Alcobe-Fierro

Vice President, Global Compensation

I have read the above Combined Award Agreement and the Plan, and I understand and agree to their terms and conditions.

Participant’s Signature, to be provided electronically